Exhibit 10.1

HOPFED BANCORP, INC.

2004 LONG-TERM INCENTIVE PLAN

Restricted Share Award Agreement

Award No. 2010-4

You are hereby awarded Restricted Shares subject to the terms and conditions set forth in this Restricted Share Award Agreement (“Award”) and in the HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan (“Plan”), which is attached hereto as Exhibit A. All terms in this Award that begin with a capital letter are defined in the Plan or in this Award. A summary of the Plan appears in the Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, before making any decisions relating to this award.

By executing this Award, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Committee, and shall be final, conclusive and binding on all parties, including you and your successors in interest.

Specific Terms. Your Restricted Shares have the following terms:

Name of Participant	John E. Peck

Shares Subject to this Award	8,317 shares of common stock of the Company.

Purchase Price per Share	Not applicable.

Grant Date	June 23, 2010

Vesting	Subject to Part 5, your Award will vest in accordance with the Plan and the provisions included in Part 3 of this document, and the vesting schedule may be accelerated based on events outlined in Part 4 of this document.

Restrictions on Transfer of Shares	You may sell or otherwise transfer the Shares subject to this Award after the vesting period is complete under the terms of Part 5 and as applicable, Part 3 or Part 4.

1. Dividends. Upon lapse of the transfer restrictions of this Award, the Participant will receive an amount equal to any cash dividends (plus simple interest at five percent (5%) per year), plus a number of Shares equal to any stock dividends, which were declared and paid to the Company’s stockholders between the Award Date and the date such unrestricted Shares are issued to the Participant.

2. Investment Purposes. The Participant acknowledges that he is acquiring the Restricted Shares for investment purposes only and without any present intention of selling or distributing them.

3. Vesting Schedule. The Restricted Shares shall vest according to the following schedule:

Percentage of Shares Vesting	Vesting Date (later of these two dates)
	Later of this Grant Date Anniversary…	…or when this percentage of TARP assistance has been repaid (excluding warrants)
First 25%	first	25%
Next 25% (total 50%)	second	50%
Next 25% (total 75%)	third	75%
Final 25% (all shares vested)	fourth	100%

Any unvested Restricted Shares will be forfeited upon termination of employment, except as provided by Part 4, as those provisions are limited by Part 5.

4. Acceleration of Vesting Schedule. Notwithstanding Part 3, the Restricted Shares or the applicable portion thereof may become fully vested immediately (at the option of the recipient) under the following circumstances:

(a) Change in Control. In the event of a Change of Control, the Participant will become fully vested with respect to all Restricted Shares granted as part of this Award, provided such acceleration is permitted under Part 5.

(b) Termination of Employment Without Cause. If the Participant’s continuous service is terminated without just Cause, he will become fully vested with respect to all Restricted Shares granted as part of this Award, provided such acceleration is permitted under Part 5.

(c) Death or Disability of Recipient. All Restricted Shares granted to the Participant as part of this Award will become fully vested upon termination of continuous service due to his death or disability, provided such acceleration is permitted under Part 5.

(d) Partial Vesting Permitted For Payment of Taxes Due. If the Participant does not make a Section 83(b) election (see Part 7), then at any time beginning upon the date upon which any portion of Restricted Shares becomes substantially vested (as defined in 26 C.F.R. 1.83-3(b)) and ending on December 31 of the calendar year including that date, a portion of the Restricted Shares may be made transferable as may reasonably be required to pay the federal, state, local or foreign taxes that are anticipated to apply to the income recognized due to the vesting, and the amounts made transferable for this purpose shall not count toward the “Percentages of Shares Vesting” in the vesting schedule of Part 3 above.

5. Additional Award Restrictions In Effect During Company’s Participation in the CPP.

(a) Limitation on Amount and Kind of Incentive Compensation for Most Highly-Compensated Employee. This Award is intended to provide and evidence a grant of long-term restricted stock which will not fully vest during the period in which Company participates in the U.S. Treasury’s TARP Capital Purchase Program (the “CPP”), excluding any period during which the U.S. Treasury only holds warrants to purchase common stock, as permitted by Section 111(a)(5) of the Emergency Economic Stabilization Act of 2008, as amended. The Participant acknowledges that, as of the Grant Date, he is currently the most highly compensated employee of the Company and understands that, notwithstanding the vesting provisions of Part 3 and Part 4, this Award may not fully vest until such time as the Company no longer participates in the CPP (excluding outstanding Treasury warrants to purchase common stock).

(b) Applicability of the CPP Requirements. This Award is a “Benefit Plan” as defined and described in the letter agreement between the Participant and the Company (the “Letter Agreement”) which was entered into in connection with the Company’s participation in the CPP. As such, this Award is subject to the Letter Agreement as it may be amended from time to time. Notwithstanding anything herein to the contrary, this Award must conform to the Letter Agreement and all such other laws, rules, and regulations pertaining to the Company’s CPP participation, as those may be amended from time to time (collectively, “CPP Requirements”). In the event of any contradiction between the Plan, this Award, or the CPP Requirements, the terms of the CPP Requirements shall govern. To the extent permitted, this Award and the Restricted Shares granted hereunder shall be deemed amended (i) to the extent necessary to conform to the CPP Requirements and (ii) for the period of time during which such requirements apply to the Company and certain of its employees.

6. Timing of Stock Transfers. As soon as possible after the end of each vesting period, the Company shall cause certificates to be issued and delivered to the Participant, free from any restrictions, for all shares fully vested. New certificates shall not be delivered to the Participant unless he has made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

7. Section 83(b) Election Notice. If the Participant elects under Code Section 83(b) to be taxed immediately on Restricted Shares upon grant, he promises to notify the Company of the election within 10 days of filing that election with the Internal Revenue Service. Exhibit C is a suggested form of Section 83(b) election.

8. Limitations on Rights of Participants. By executing this Award, the Participant acknowledges and agrees that (1) nothing contained in this Award or the Plan shall give him the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire him, except as otherwise provided by a written agreement between him and the Company, at any time without notice and with or without cause; (2) execution of this Award will not give him any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of this Award and the Plan; and (3) the doctrine of substantial performance shall have no application to him.

9. Severability. Subject to one exception, every provision of this Award and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms. The only exception is that this Award shall be unenforceable if any provision of Part 8 is illegal, invalid, or unenforceable.

10. Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, 4155 Lafayette Road, Hopkinsville, KY 42440, to the attention of: Committee of the HopFed Bancorp, Inc. 2004 Long-Term Incentive Plan; (ii) if to the Participant, at the address he specifies after his signature below. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

11. Binding Effect. Every provision of this Award shall be binding on and inure to the benefit the parties’ respective heirs, legatees, legal representatives, successors, transferees, and assigns.

12. Headings. Headings shall be ignored in interpreting this Award.

13. Counterparts. This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

14. Construction. Subject to Part 5, this Award shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan.

15. Compliance with Section 409A of the Internal Revenue Code. It is intended that this Award be administered, interpreted, and construed in compliance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, including any exemptions. Notwithstanding the foregoing, the Participant and his successor-in-interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed in connection with this Award (including any taxes and penalties under Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Participant or his successor-in-interest harmless from any or all of such taxes or penalties.

BY THE PARTICIPANT’S SIGNATURE BELOW, along with the signature of the Company’s representative, the Participant and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award and the Plan.

HOPFED BANCORP, INC.

By:
Name:	Thomas I Miller
Title:	Compensation Committee Chairman

The undersigned Participant hereby accepts the terms of this Award and the Plan. The Participant further acknowledges that, as the most highly-compensated employee and a senior executive officer of the Company, (1) his compensation is subject to the CPP Requirements, and (2) the Company may unilaterally amend this Award to the extent and for the duration of time necessary to comply with the CPP Requirements.

PARTICIPANT

By:
Name:	John E. Peck
Address:

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